EXHIBIT 99.5

MIPS TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements and related notes are based on the historical financial statements of MIPS Technologies, Inc. (the “Company” or “MIPS”) and Chipidea Microelectronica S.A. (“Chipidea”) after giving effect to the Company’s acquisition of Chipidea (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The Company acquired Chipidea on August 27, 2007. The Acquisition is accounted for as a purchase business combination as defined in Statement of Financial Accounting Standards No. 141, Business Combinations. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2007 gives effect to the Chipidea Acquisition as if it had occurred on June 30, 2007.  The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 2007 give effect to the Acquisition as if it had occurred on July 1, 2006, the first day of the fiscal period for which a pro forma statement of operations is presented.

             MIPS’ reports its financial information on the basis of a June 30 fiscal year and Chipidea reports its financial information on the basis of a December 31 calendar year. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2007 includes MIPS’ audited historical balance sheet as of June 30, 2007 and the Chipidea’s unaudited historical balance sheet as of June 30, 2007. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended June 30, 2007 includes MIPS’ audited historical results of operations for its year ended June 30, 2007 and the Chipidea unaudited historical results of operations for the twelve months ended June 30, 2007. The Chipidea Microelectronica unaudited historical results of operations for the twelve months ended June 30, 2007 are calculated by subtracting its unaudited data for the six months ended June 30, 2006 from its audited data for the year ended December 31, 2006 and then adding unaudited data for the six months ended June 30, 2007.

Under the purchase method of accounting, the estimated purchase price, calculated as described in Note 3 to this Unaudited Pro Forma Condensed Combined Financial Information, is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. Management has completed a preliminary allocation of the purchase consideration based upon estimates of fair value determined with assistance of a third-party valuation firm and such firm’s preliminary work. The Company’s estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to the fair value of certain liabilities, intangible assets, property, and estimated useful lives of certain intangible assets. Certain qualifying additional costs related to the Chipidea Microelectronica S.A. operations recorded in future periods will be recorded as an adjustment to goodwill.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of MIPS that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of MIPS. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein. The unaudited pro forma condensed combined financial statements should be read in conjunction with MIPS’s historical consolidated financial statements and accompanying notes in MIPS’s annual reports on Form 10-K and Chipidea’s consolidated financial statements at and for the period ended December 31, 2006 which are incorporated herein as Exhibit 99.2.

MIPS TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

			MIPS
	Historical		Pro Forma		ProForma
	MIPS, Inc	Chipidea	Adjustments		Combined
Total revenue	$83,310	$30,790			$114,100
Costs and expenses:
Cost of sales	535	18,132	7,578	(F)	26,245
Research and development	33,978	6,027			40,005
Sales and marketing	22,473	5,017	1,417	(F)	28,907
General and administrative	20,960	4,913			25,873
Total costs and expenses	77,946	34,089	8,995		121,030
Operating income (loss)	5,364	(3,299)	(8,995)		(6,930)
Other income, net	6,470	(657)	(1,217)	(D,I)	4,596
Income (loss) before income taxes	11,834	(3,956)	(10,212)		(2,334)
Provision (benefit) for income taxes	3,351	2,565			5,916
Net income (loss)	$8,483	$(6,521)	$(10,212)		$(8,250)
Net income (loss) per basic share	$0.19				$(0.19)
Net income (loss) per diluted share	$0.18
Shares used in computing net income (loss) per basic share	43,516				43,516
Shares used in computing net income (loss) per diluted share	45,891

See accompanying notes to Pro Forma Condensed Combined Financial Statements.

MIPS TECHNOLOGIES, INC.

UNAUDITED PROFORMA CONDENSED COMBINED BALANCE SHEETS
AS OF JUNE 30, 2007
(In thousands)

			MIPS
	Historical		Pro Forma		ProForma
	MIPS, Inc	Chipidea	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$119,039	$2,175	$(103,430)	(A)	$17,784
Marketable investments	25,845	-	(25,845)	(A)	-
Accounts receivable, net	5,212	13,355			18,567
Prepaid expenses and other current assets	2,472	1,089			3,561
Total current assets	152,568	16,619	(129,275)		39,912
Equipment, furniture and property, net	5,781	8,139	168	(B)	14,088
Goodwill	564	-	107,243	(C)	107,807
Intangible assets, net	3,370	8,624	12,891	(F)	24,885
Other assets	12,579	8,453	14,941	(A,E)	35,973
Total Assets	$174,862	$41,835	$10,775		$227,472
Liabilities And Stockholders' Equity
Current liabilities:
Short-term borrowings	$-	$1,287	$20,000	(I)	$21,287
Accounts payable	503	1,989			2,492
Accrued liabilities	16,118	25,192	1,710	(D,I)	43,020
Deferred revenue	2,633	4,681	(1,725)	(G)	5,589
Total current liabilities	19,254	33,149	19,985		72,388
Long-term liabilities	5,726	1,779	8,694	(E)	16,199
	24,980	34,928	28,679		88,587
Stockholders' equity:
Common stock	43	7,465	(7,465)	(H)	43
Preferred stock	-	16,325	(16,325)	(H)	-
Additional paid-in capital	240,444	-	-	(H)	240,444
Accumulated other comprehensive income	435	2,014	(2,014)	(H)	435
Accumulated deficit	(91,040)	(18,897)	3,093	(H)	(106,844)
Total stockholders' equity	149,882	6,907	(22,711)		134,078
Total Liabilities and Stockholders' Equity	$174,862	$41,835	$5,968		$222,665

See accompanying notes to Pro Forma Condensed Combined Financial Statements.

MIPS TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.    BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheet as of June 30, 2007 and the unaudited pro forma condensed combined statements of operations for the year ended June 30, 2007 are based on the historical financial statements of MIPS Technologies, Inc. (the “Company” or “MIPS”) and Chipidea Microelectronica S.A. (“Chipidea”) after giving effect to the Company’s acquisition of Chipidea (the “Acquisition”) and the assumptions and adjustments described in the notes herein. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Chipidea Acquisition as if it had occurred on June 30, 2007. The Unaudited Pro Forma Condensed Combined Statements of Operations for the fiscal year ended June 30, 2007 give effect to the Chipidea Acquisition (which was consummated on August 27, 2007) as if it had occurred on July 1, 2006, the first day of the fiscal period for which a pro forma statement of operations is presented.

The financial statements of the Chipidea Microelectronica S.A. were prepared in Chipidea’s reporting currency, the European Euro (“EUR”). The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2007 has been translated using the period end exchange rate of €0.74443 EUR to $1.00 USD and the Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended June 30, 2007 have been translated using the average rate for the period of €0.76673 to $1.00 USD.

Under the purchase method of accounting, the estimated purchase price, calculated as described in Note 2 to this Unaudited Pro Forma Condensed Combined Financial Information, is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the closing date of the transaction, with any excess being ascribed to goodwill. Management has completed a preliminary allocation of the purchase consideration based upon estimates of fair value determined with assistance of a third-party valuation firm and such firm’s preliminary work. The Company’s estimates and assumptions are subject to change upon the finalization of the valuation. The primary areas of the purchase price allocation which are not yet finalized relate to the fair value of certain liabilities, intangible assets, property, and estimated useful lives of certain intangible assets. Certain qualifying additional costs related to restructure and integration of the Chipidea Microelectronica S.A. operations recorded in future periods, if any, will be recorded as an adjustment to goodwill.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position of MIPS that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of MIPS. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that the Company may achieve with respect to the combined companies. Therefore, the actual amounts recorded as of the completion of the transaction and thereafter may differ materially from the information presented herein. The unaudited pro forma condensed combined financial statements should be read in conjunction with MIPS’s historical consolidated financial statements and accompanying notes in MIPS’s annual reports on Form 10-K and Chipidea’s consolidated financial statements at and for the period ended December 31, 2006 which are incorporated herein as Exhibit 99.2.

2.    CHIPIDEA ACQUISITION

On August 27, 2007, we completed the acquisition of Chipidea Microelectronica S.A., a privately held supplier of analog and mixed signal intellectual property based in Lisbon, Portugal.  We acquired all of the outstanding stock of Chipidea for approximately $149.3 million in cash, including $2.3 million of acquisition costs. Payment of $12.5 million to certain shareholders is contingent upon their continued employment with us over the next two years.  Therefore, this consideration will be recorded as compensation expense over the period during which it is earned.  In addition, we have agreed to issue up to 610,687 shares of common stock of MIPS (or, at MIPS’ election, cash in an amount equal to the value of such shares at the time such shares are required to be issued) in February 2009, if certain revenue targets are achieved in calendar years 2007 and 2008. The value of the shares, if issued, will be added to the purchase price of the acquisition and recorded as goodwill. Furthermore, we have agreed to pay to the former shareholders of Chipidea up to a maximum of 1.2 million euro in cash (approximately $1.7 million at September 30, 2007), if Chipidea receives a certain grant from the Portuguese government on or before June 30, 2008. In the event that the grant from the Portuguese government is received, we will record the payment as goodwill.

We acquired Chipidea to position ourselves as a leading independent supplier of analog and mixed signal intellectual property for wireless, digital consumer and connectivity markets. The acquisition allows us to utilize our existing business model while growing the base of products we offer to the same set of customers. In addition, with the acquisition of Chipidea, we gain a strong team of analog and mixed signal designers for the development of commercial analog and mixed signal IP.

Preliminary Purchase Price Allocation.   The transaction was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS 141); therefore, Chipidea’s tangible assets and identifiable intangible assets have been valued based on their estimated fair value on the acquisition date as set forth below. The estimates and assumptions that we made are subject to change upon the finalization of the valuation of certain liabilities, intangible assets, property, and estimated useful lives of certain intangible assets. The preliminary purchase price of $136.8 million includes the cash paid of $149.3 million less the contingent payment to employees of $12.5 million, and was allocated as follows (in thousands):

Cash and Investments	$1,566
Accounts receivable	15,458
Fixed Assets	9,841
Other current assets	1,401
Intangible assets	35,950
Goodwill	107,243
Other long term assets	8,303
Short term debt	(968)
Accounts payable and other current liabilities	(28,653)
Deferred revenue	(2,280)
Deferred taxes	(8,694)
Long term liabilities	(2,355)
Total purchase price	$136,812

            Intangible Assets.  In performing our preliminary purchase price allocation in order to determine the valuation of the purchased intangible assets, we considered, among other factors, our intention for future use of acquired assets, analyses of historical financial performance and estimates of the future performance of Chipidea’s products.  The fair value of intangible assets was determined by using an income approach and estimates and assumptions provided by management. The rates utilized to discount net cash flows to their present values were based on our weighted average cost of capital and ranged from 14% to 20%. These discount rates were determined after consideration of our rate of return on debt capital and equity and the weighted average return on invested capital.

The following table sets forth the components of intangible assets and related useful lives (in thousands):

	Fair Value	Useful life
Developed and technology	$15,050	3 to 15 years
Customer relationships and backlog	13,360	1 to 7 years
Other	2,100	3 to 5 years
Total intangible assets	$30,510

Developed and core technology, which comprise products that have reached technological feasibility, includes products in most of Chipidea’s product lines. The amortization of developed and core technology assets will be recorded as cost of contract revenue.  Customer relationships and backlog represent the underlying relationships with Chipidea’s installed customer base and open customer purchase orders at the date of acquisition.  The amortization of customer relationships and backlog assets will be recorded as sales and marketing expense.  The weighted average amortization period of the intangible assets is approximately 4.2 years.

In-Process Research and Development.  We expensed in-process research and development (IPR&D) upon acquisition as it represents incomplete Chipidea research and development projects that had not reached technological feasibility and had no alternative future use as of the date of our acquisition. Technological feasibility is established when an enterprise has completed all planning, designing, coding, and testing activities that are necessary to establish that a product can be produced to meet its design specifications including functions, features, and technical performance requirements. The value assigned to IPR&D was allocated was $5.4 million and determined based on an analysis of data provided by Chipidea concerning developmental products, their stage of development, the time and resources needed to complete them, target markets, their expected income and net cash flow generating ability and associated risks.

The principal projects at acquisition date were extensions of existing technologies for several analog intellectual property cores. We incurred post-acquisition cost of approximately $455,000 during the first quarter of fiscal 2008 for these projects and estimate that additional investment of approximately $3.5 million in research and development will be required during fiscal 2008 and 2009 to complete them.

Goodwill.  Goodwill of $107.2 million represented the excess of the purchase price over the fair value of the net tangible and intangible sets acquired. As stated, the acquisition allows us to utilize our existing business model while growing the base of products we offer to the same set of customers. In addition, with the acquisition of Chipidea, we gain a strong team of analog and mixed signal designers for the development of commercial analog and mixed signal IP.  These factors significantly contributed to the determination of the purchase price and the recognition of goodwill.  Goodwill is not being amortized but will be reviewed annually for impairment or more frequently if impairment indicators arise, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill has been assigned to the Analog Business Group and is not expected to be deductible for tax purposes.  Additionally, goodwill is subject to foreign exchange translation adjustments as the functional currency of Chipidea is the euro.

Deferred Revenue.  In connection with the preliminary purchase price allocation, we have estimated the fair value of deferred revenue related to development and support obligations assumed from Chipidea in connection with the acquisition. The estimated fair value of the obligations was determined utilizing a cost build-up approach. The cost build-up approach determines fair value by estimating the costs relating to fulfilling the obligations plus a normal profit margin. As a result, in allocating the purchase price, we recorded an adjustment to reduce the carrying value of Chipidea’s deferred revenue by $1.8 million to $1.9 million, which represents our estimate of the fair value of the obligation assumed.

Contingent Consideration.  In connection with the acquisition, Chipidea made certain representations and warranties to us, and Chipidea’s former shareholders agreed to indemnify us against damages which might arise from a breach of those representations and warranties. Under the terms of the acquisition, the former Chipidea shareholders set aside $14.7 million of cash consideration for payment of indemnification claims made by us. Accordingly, a liability for this contingent cash consideration has been recorded in accrued liabilities and this amount has been considered in the purchase price.  Under the terms of the acquisition, this amount has been set aside in an escrow account and is recorded in prepaid and other current assets and is scheduled to be released on the one year anniversary of the acquisition date.

Deferred Compensation.  Payment of approximately $12.5 million to certain shareholders is contingent upon their continued employment with us.  These payments are due 12 months and 24 months from the acquisition date.  This consideration will be recorded as compensation expense as earned, and the liability will be recorded in accrued compensation.  A restricted cash account has been established for the funding of this payment and is recorded in other assets.

3.    PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet. Historical amounts are as of June 30, 2007, whereas preliminary fair values are as of August 27, 2007.

    (A)    To record the following adjustments to cash (in thousands):

To record cash paid for Chipidea common stock	$(134,537)
To record cash paid to Chipidea Founders escrow account	(12,463)
To record cash paid for direct transaction costs	(2,275)
To record cash borrowings from Credit Agreement	20,000
Total adjustments to cash	$(129,275)

    (B)    To record  preliminary fair value adjustment for acquired building and land.

    (C)    To record  Chipidea preliminary fair value of goodwill

    (D)    To record  reduction in fair value of acquired accrued liabilities of $509 thousand and additional income taxes payable of $731 thousand.

    (E)    To record  preliminary fair value of deferred taxes assets of $1,816 thousand in other assets and deferred tax liabilities of $8,649 thousand in long-term liabilities.

    (F)    To record  the difference between the preliminary fair value and the historical amount of intangible assets (in thousands):

	Historical amount, net	Preliminary Fair Value	Increase/ (Decrease)	Annual amortization	Estimated weighted average useful life
Total identified intangible assets	$8,624	$30,510	$21,886	$10,100	4 yrs.
Chipidea historical amortization				1,105
				$8,995

    (G)    To record  preliminary fair value adjustment to deferred revenue acquired (in thousands):

	Historical amount, net	Preliminary Fair Value	Increase/ (Decrease)
Deferred revenue	$4,006	$2,281	$(1,725)

    (H)    To record  the following adjustments to stockholders' equity (in thousands):

To eliminate Chipidea historical stockholders’ equity	$(6,788)
To expense IPR&D*	(5,440)
To record amortization of intangible assets and interest expense on short-term borrowing	(10,483)
Total adjustments to stockholders’ equity	$(22,711)

* In accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (“SFAS 141”), the Company expenses the purchase valuation assigned to intangible research and development assets that have no alternative future uses.

    (I)    To record  short-term borrowings of $20 million and interest expense of $1,488